                                                                    EXHIBIT 4.18

                                                           Draft of 4/4/94

                              AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                             ENSERCH CAPITAL L.L.C.


     This Amended and Restated Limited Liability Company Agreement of Enserch Capital L.L.C. (the "Company") is made as of April __, 1994, among ENSERCH Corporation and Enserch Preferred Capital, Inc., as initial members of the Company, and the Persons who become members of the Company in accordance with the provisions hereof.

     WHEREAS, ENSERCH Corporation ("ENSERCH") and Enserch Preferred Capital, Inc. ("Enserch Preferred") have heretofore formed a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. (S)18-101, et
                                                          -------            --
seq., as amended from time to time (the "Delaware Act"), by filing a Certificate
- ---
of Formation of the Company with the office of the Secretary of State of the State of Delaware on March 4, 1994, and entering into a Limited Liability Company Agreement of the Company, dated as of March 4, 1994 (the "Original Limited Liability Company Agreement"); and

     WHEREAS, the Members desire to continue the Company as a limited liability company under the Delaware Act and to amend and restate the Original Limited Liability Company Agreement in its entirety.

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

     Section 1.1 Definitions. Unless the context otherwise requires, the terms
                 -----------
defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

     "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

     "Book Entry Interests" shall mean a beneficial interest in the LLC Certificates, ownership and transfers of which shall be made through book entries by a Clearing Agency as described in Section 14.4.

     "Certificate" means the Certificate of Formation and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

     "Class A Common Securities" shall mean the Interests held by the Class A Member.

     "Class A Member" means ENSERCH and any permitted successor pursuant to
Section 14.1 who holds one or more Class A Common Securities.

     "Class B Common Securities" shall mean the Interests held by the Class B Member.

     "Class B Member" means Enserch Preferred and any permitted successor pursuant to Section 14.1 who holds one or more Class B Common Securities.

     "Class C Member" or "Preferred Security Holder" shall mean a Member who holds one or more Preferred Securities.

     "Clearing Agency" shall mean an organization registered as a "Clearing Agency" pursuant to Section 17A of the Exchange Act.

     "Clearing Agency Participant" shall mean a broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section ((S)) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

     "Common Securities" means the Class A Common Securities and the Class B Common Securities.

     "Company" means Enserch Capital L.L.C., the limited liability company heretofore formed and continued under and pursuant to the Delaware Act and this Agreement.

     "Covered Person" means any Member, any Affiliate of a Member or any officers, directors, shareholders, partners, employees, representatives or agents of a Member or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

     "Delaware Act" means the Delaware Limited Liability Company Act, 6 Del.C.
                                                                        ------
(S) 18-101, et seq., as amended from time to time.
            -- ---

     "ENSERCH Loan Agreement" means the Loan Agreement dated as of April __, 1994 between Enserch Preferred and ENSERCH.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Fiscal Year" means (i) the period commencing upon the formation of the Company and ending on December 31, 1994, (ii) any subsequent twelve (12) month period commencing on January l and ending on December 31.

     "Guarantee" means the Preferred Securities Payment and Guarantee Agreement dated as of April __, 1994 of ENSERCH relating to the Preferred Securities.


     "Guarantor" shall have the meaning set forth in the Guarantee.

     "Indemnified Person" means the Class A Member, any Affiliate of the Class A Member or any officers, directors, shareholders, partners, employees, representatives or agents of the Class A Member, or any employee or agent of the Company or its Affiliates.

     "Interest" shall mean the entire limited liability company interest of a Member in the Company at any particular time whether in Common Securities or Preferred Securities, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

     "Investment Company Event" means the occurrence of a change in law or regulation or a written change in official interpretation of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 40 Act Law") to the effect that the Company is or will be considered an "Investment Company" required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 40 Act Law becomes effective on or after _________ __, 1994; provided that no Investment Company Event shall be deemed to have occurred if ENSERCH and/or the Company delivers a written opinion of nationally recognized independent counsel to the Company experienced in practice under the 1940 Act, to the effect that ENSERCH and/or the Company has successfully taken either of the steps set forth in (a) or (b) below to avoid such Change in 40 Act Law so that in the opinion of such counsel, notwithstanding such Change in 40 Act Law, the Company is not required to be registered as an "investment company" within the meaning of the 1940 Act. Such steps shall be either (a) issuing an additional or supplemental irrevocable and unconditional guarantee (i) of accumulated and unpaid dividends (whether or not declared

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out of moneys legally available therefor) on the Series A Preferred Securities and (ii) upon a liquidation of the Company, of the full amount of the Liquidation Distribution (as herein defined) on the Series A Preferred Securities (regardless of the amount of assets of the Company otherwise available for distribution in such liquidation), or (b) the use of any other reasonable measures that do not adversely affect holders of Series A Preferred Securities.

     "LLC Certificate" shall mean a certificate substantially in the form attached hereto as Exhibit A, evidencing the Preferred Securities held by a Class C Member.

     "Loan Agreement" means the Loan Agreement dated as of April __, 1994 between the Company and Enserch Preferred.

     "Loan Agreements" means the Loan Agreement and the ENSERCH Loan Agreement.

     "Loan Guarantee Agreement" means the Loan Payment and Guarantee Agreement dated as of April __, 1994 of ENSERCH relating to the Loan Agreement.

     "Loans" means the Loans as defined in the Loan Agreements.

     "LP Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. (S) 17-101, et seq., as amended from time to time.
- ------             -------

     "Member" means any Person which is the Class A Member, the Class B Member or a Class C Member pursuant to the provisions of this Agreement in its capacity as a member of the Company, and "Members" means two (2) or more of such Persons when acting in their capacities as members of the Company. For purposes of the Delaware Act, each of the Class A Member, the Class B Member and the Class C Members shall constitute a separate class or group of members.

     "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

     "Preferred Securities" means the Interests described in Article X.

     "Preferred Security Owner" shall mean, with respect to a Book Entry Interest, a Person who is the beneficial owner of such Book Entry Interest, as reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly as a Clearing Agency Participant or as an indirect participant, in each case in accordance with the rules of such Clearing Agency).

     "Purchase Price" shall mean the amount paid for each Preferred Security.

     "Special Event" means a Tax Event or an Investment Company Act Event.

     "Special Loan Tax Event" has the meaning specified in the definition of Tax Event.

     "Subordinated Debentures" means the ___% Subordinated Debentures of ENSERCH issued under the Indenture dated as of _______________, 1994 between ENSERCH and The First National Bank of Chicago, as Trustee.

     "Tax Event" means that ENSERCH or the Company shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision of taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws or regulations, which amendment or change is effective on or after _________ __, 1994, and which change cannot be avoided by the use of any reasonable measures available to ENSERCH or the Company, there is a substantial increase in risk that (i) Enserch Capital is subject to federal income tax with respect to interest received on the Loans to or (ii) the consolidated tax group of which ENSERCH is the common parent shall not be entitled to deduct interest for Federal income tax purposes with respect to the amounts being loaned by the Company to members of such consolidated group (a Tax Event occurring solely by reason of this clause (ii), a "Special Loan Tax Event").

     "Tax Matters Partner" means the Class A Member designated as such in
Section 12.1 hereof.

     "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "Underwriting Agreement" means the Underwriting Agreement, dated as of April ___, 1994, among the Company, ENSERCH and the underwriters named therein.

     Section 1.2 Headings.  The headings and subheadings in this Agreement are
                 --------
included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

                                   ARTICLE II

                             CONTINUATION AND TERM

     Section 2.1 Continuation.
                 ------------

               (i) The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein.

               (ii) Upon the execution of this Agreement, ENSERCH and Enserch Preferred shall continue to be members of the Company and ENSERCH shall be the Class A Member and Enserch Preferred shall be the Class B Member.

               (iii) Without execution of this Agreement, upon receipt by a Person of an LLC Certificate and payment by such Person for the Preferred Security being acquired by such Person, which payment shall be deemed to constitute a request by such Person that the books and records of the Company reflect its admission as a Class C Member, such Person shall be admitted to the Company as a Class C Member and shall become bound by this Agreement.

               (iv) The name and mailing address of each Member and the amount contributed by such Member to the capital of the Company shall be listed on the books and records of the Company. The Class A Member shall be required to update the books and records from time to time as necessary to accurately reflect the information therein.

               (v) The Class A Member, as an authorized person, within the meaning of the Delaware Act, shall execute, deliver and file any and all amendments to and restatements of the Certificate.

          Section 2.2 Name. The name of the Company heretofore formed and
                      ----
continued hereby is Enserch Capital L.L.C. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Class A Member.

          Section 2.3 Term.  The term of the Company commenced on the date the
                      ----
Certificate was filed in the office of the Secretary of State of the State of Delaware and shall continue until March 31, 2069, unless dissolved before such date in accordance with the provisions of this Agreement.

          Section 2.4 Registered Agent and Office. The Company's registered
                      ---------------------------
agent and office in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. At any time, the Class A Member may designate another registered agent and/or registered office.

          Section 2.5 Principal Place of Business. The principal place of
                      ---------------------------
business of the Company shall be at 300 South St. Paul Street, Dallas, Texas 75201. Upon ten (10) days notice to the Members, the Class A Member may change the location of the Company's principal place of business, provided that such change has no material adverse effect upon any Member.

          Section 2.6 Qualification in Other Jurisdictions. The Class A Member
                      ------------------------------------
shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Class A Member, as an authorized person, within the meaning of the Delaware Act, shall execute, deliver and file

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any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                                  ARTICLE III

                       PURPOSE AND POWERS OF THE COMPANY

          Section 3.1 Purpose.  The sole purpose of the Company is to issue
                      -------
limited liability company interests in the Company, including, without limitation, Common Securities and Preferred Securities, and to loan the proceeds thereof to Enserch Preferred pursuant to the Loan Agreement and other similar arrangements permitted by this Agreement, and to engage in any and all activities necessary, advisable or incidental thereto.

          Section 3.2 Powers of the Company.
                      ---------------------

               (i) The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in
          Section 3.1.

               (ii) The Company, and the Class A Member on behalf of the Company, may enter into and perform the Loan Agreement and the Underwriting Agreement without any further act, vote or approval of any Member notwithstanding any other provision of this Agreement, the Delaware Act or other applicable law. The Class A Member is hereby authorized to enter into and perform on behalf of the Company the Loan Agreement and the Underwriting Agreement, but such authorization shall not be deemed a restriction on the power of the Class A Member to enter into other documents on behalf of the Company to the extent specifically provided for in this Agreement.

          Section 3.3 Limitations on Company Powers.  Notwithstanding the
                      -----------------------------
foregoing provisions of Section 3.2, the Company shall have no power or authority to borrow money or to become liable for the borrowings of any third party or to engage in any financial or other trade or business. The Company shall not do business in any jurisdiction other than Delaware or Texas unless such activities would not jeopardize the limited liability of the Class C Members under the Delaware Act or this Agreement.

                                 ARTICLE IV

                       CAPITAL CONTRIBUTIONS, SECURITIES
                              AND CAPITAL ACCOUNTS

          Section 4.1 Capital Contributions.
                      ---------------------

               (i) Each Class A Member has contributed the amount of $_________ to the capital of the Company and shall make further contributions to satisfy its obligations under Section 6.3.

               (ii) Each Class B Member has contributed the amount of $10 to the capital of the Company and shall not be required to make any additional capital contributions to the Company in respect of the Class B Common Securities held by it.

               (iii) Each Class C Member has contributed to the capital of the Company the amount of the Purchase Price for the Preferred Securities held by it. No Class C Member shall be required to make any additional capital contribution to the Company in respect of the Preferred Securities held by it.

          Section 4.2 Securities.
                      ----------

               (i) A Preferred Security Holder's interest in the Company shall be represented by the Preferred Securities held by such Preferred Security Holder. Each Preferred Security Holder's respective Preferred Securities shall be set forth on the books and records of the Company. Each Preferred Security Holder hereby agrees that its interest in the Company and in its Preferred Securities shall for all purposes be personal property. A Preferred Security Holder shall have no interest in specific Company property.

               (ii) The Class A Member's interest in the Company shall be represented by the Class A Common Securities held by the Class A Member. The Class A Member's Class A Common Securities shall be set forth on the books and records of the Company. The Class A Member hereby agrees that its interest in the Company and in its Class A Common Securities shall for all purposes be personal property. The Class A Member shall have no interest in specific Company property.

               (iii) The Class B Member's interest in the Company shall be represented by the Class B Common Securities held by the Class B Member. The Class B Member's Class B Common Securities shall be set forth on the books and records of the Company. The Class B Member hereby agrees that its interest in the Company and in its Class B Common Securities shall for all purposes be personal property. The Class B Member shall have no interest in specific Company property.

          Section 4.3 Capital Accounts.  An individual Capital Account shall be
                      ----------------
established and maintained for each Member which shall be credited with the capital contributions made and the profits allocated to the Member (or predecessor in interest) and debited by the distributions made and losses allocated to the Member (or predecessor thereof).

                                   ARTICLE V

                                    MEMBERS

          Section 5.1 Powers of Members. The Members shall have the power to
                      -----------------
exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.

          Section 5.2 Partition. Each Member waives any and all rights that it
                      ---------
may have to maintain an action for partition of the Company's property.

          Section 5.3 Resignation.  A Member may not resign from the Company
                      -----------
prior to the dissolution and winding up of the Company except upon the assignment of its Interests (including any redemption, repurchase or other acquisition by the Company or ENSERCH), as the case may be, in accordance with the provisions of this Agreement. A resigning Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair value of its Interest except as otherwise expressly provided in this Agreement.

                                   ARTICLE VI

                                   MANAGEMENT

          Section 6.1 Management of the Company.  The Class A Member shall have
                      -------------------------
full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Company shall not have a "manager" within the meaning of the Delaware Act. The actions of the Class A Member taken in accordance with this Agreement shall bind the Company.

          Section 6.2 Powers of the Class A Member.  The Class A Member shall
                      ----------------------------
have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts, at the expense of the Company, deemed by the Class A Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company. Without limiting the generality of the foregoing, the Class A Member shall have the power and authority to:

          (a) issue Interests, including Common Securities, Preferred Securities and classes and series thereof, in accordance with this Agreement;

          (b)  act as registrar and transfer agent for the Preferred Securities;

          (c) establish a record date with respect to all actions to be taken hereunder that require a record date be established, including with respect to allocations, distributions (hereinafter sometimes referred to as "dividends") and voting rights and declare dividends and make all other required payments on Common Securities and Preferred Securities as the Company's paying agent;

          (d) bring and defend on behalf of the Company actions and proceedings at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise; and

          (e) execute all documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary or desirable or incidental to the foregoing.

          The expression of any power or authority of the Class A Member in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

          Notwithstanding the foregoing, the Class A Member shall not have the power to permit or cause the Company to file a voluntary petition in bankruptcy without the affirmative vote of the holders of 66 2/3% of the outstanding Preferred Securities.

          Section 6.3 Ownership by the Class A Member and Class B Member.  At
                      --------------------------------------------------
least twenty one percent (21%) of the total value of the Company and at least twenty one percent (21%) of all interests in the capital, income, gain, loss, deduction and credit of the Company shall be represented by Class A Common Securities and the Class A Member will at all times own all of the Class A Common Securities. The Class B Member will at all times own all of the Class B Common Securities.

          Section 6.4 No Management by Class B Member or Class C Member. Except
                      -------------------------------------------------
as otherwise expressly provided herein, neither the Class B Member nor any Class C Member shall take part in the day-to-day management, operation or control of the business and affairs of the Company. The Class B Member and the Class C Members shall not be agents of the Company and shall not have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

                                 ARTICLE VII

                            AMENDMENTS AND MEETINGS

          Section 7.1 Amendments. Except as otherwise provided in this Agreement
                      ----------
or by any applicable terms of any Action (as hereinafter defined) establishing a series of Preferred Securities, this Agreement may be amended by, and only by, a written instrument executed by the Class A Member; provided, however, that (i) no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Company to be treated as anything other than a partnership for purposes of United States income taxation and (ii) any amendment which would adversely affect the powers, preferences or special rights of any series of Preferred Securities may be affected only as permitted by the terms of such series of Preferred Securities.

          Section 7.2 Meetings of the Members.
                      -----------------------

               (i) Meetings of the Members of any class or series or of all classes or series of the Company's Interests may be called at any time by the Class A Member or as provided in any Action establishing a series of Preferred Securities. Except to the extent otherwise provided in any such Action, the following provisions shall apply to meetings of Members.

               (ii) Notice of any such meeting shall be given to all Members not less than seven (7) business days nor more than sixty (60) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members or by written consent.

               (iii) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

               (iv) Each meeting of Members shall be conducted by the Class A Member or by such other Person that the Class A Member may designate.

               (v) The Class A Member, in its sole discretion, shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote; provided however, that unless the Class A Member has established a lower percentage, a majority of the Members entitled to vote thereat shall constitute a quorum at all meetings of the Members.

                                  ARTICLE VIII

                                  ALLOCATIONS

          Section 8.1 Profits and Losses.  Each fiscal period, the profits of
                      ------------------
the Company will be allocated (i) first, to the Class C Members, pro rata to the number of Preferred Securities held by each Class C Member, in an amount equal to the excess of (a) the dividends accrued on the Preferred Securities since their date of issuance through and including the close of the current fiscal period (whether or not paid) over (b) the amount of profits allocated to the Class C Members pursuant to this Section 8.1(i) in all prior fiscal periods;
(ii) second, to each Class C Member to whom Additional Amounts were paid during a fiscal period, an amount equal to such Additional Amounts; and (iii) thereafter, to the Class A Member and Class B Member, pro rata in proportion to their capital contributions to the Company. The losses of the Company shall be allocated each year to the Class A Member and the Class B Member, in proportion to their capital contributions to the Company.

          Section 8.2 Allocation Rules.
                      ----------------

               (i) For purposes of determining the profits, losses or any other items allocable to any period, profits, losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Class A Member using any method that is permissible under (S)706 of the Code and the Treasury Regulations thereunder.

               (ii) The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income and loss for income tax purposes.

                                   ARTICLE IX

                                   DIVIDENDS

          Section 9.1 Dividends.  Class C Members shall receive periodic
                      ---------
dividends, if any, in accordance with the applicable terms of the Preferred Securities, as and when declared by the Class A Member. Subject to the rights of the Preferred Securities, the Common Securities shall receive such dividends if any as may be declared from time to time by the Class A Member.

          Section 9.2 Limitations on Distributions. Notwithstanding any
                      ----------------------------
provision to the contrary contained in this Agreement, the Company shall not make a distribution (including a dividend) to any Member on account of its interest in the Company if such distribution (including a dividend) would violate Section 18-607 of the Delaware Act or other applicable law.

                                   ARTICLE X

                 THE COMMON SECURITIES AND PREFERRED SECURITIES

          Section 10.1 Common Securities and Preferred Securities.
                       ------------------------------------------

          (a) The aggregate number of Class A Common Securities which the Company shall have authority to issue is 1000 and the aggregate number of Class B Common Securities which the Company shall have authority to issue is 1000.

          (b) The aggregate number of Preferred Securities which the Company shall have authority to issue is unlimited.

          (c) The powers, preferences, special rights and limitations of the Common Securities and the Preferred Securities shall be as follows.

          1. The Preferred Securities may be issued from time to time by the Class A Member as Preferred Securities of one or more series and the Class A Member is expressly authorized, prior to issuance, in a written action or actions (each, an "Action") providing for the issue of Preferred Securities of each particular series, to fix the following:

               (a) The distinctive designation of such series which shall distinguish it from other series;

               (b) The number of Preferred Securities included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Class A Member in creating the series;

               (c) The annual dividend rate (or method of determining such rate) for Preferred Securities of such series and the date or dates upon which such dividends shall be payable;

               (d) Whether dividends on the Preferred Securities of such series shall be cumulative, and, in the case of Preferred Securities of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the Preferred Securities of such series shall be cumulative;

               (e) The amount or amounts which shall be paid out of the assets of the Company to the holders of the Preferred Securities of such series upon voluntary or involuntary dissolution, winding up or termination of the Company;

               (f) The price or prices at which, the period or periods within which and the terms and conditions upon which the Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of the Company;

               (g) The obligation, if any, of the Company to purchase or redeem Preferred Securities of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the Preferred Securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;

               (h) The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Preferred Securities of such series shall be convertible or exchangeable at the option of the holder or the Company or ENSERCH into any other Interests or securities or other property or cash or into any other series of Preferred Securities;

               (i) The voting rights, if any, of the Preferred Securities of such series in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of the Preferred Securities of one or more series, or of both, as a condition to specified action or amendments to this Agreement;

               (j) The ranking of the Preferred Securities of the series as compared with Preferred Securities of other series in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary dissolution, winding up or termination of the Company;

               (k) the nature and terms of any backup undertakings of ENSERCH and/or Enserch Preferred or another subsidiary of ENSERCH to be provided to holders of the Preferred Securities of such series; and

               (l) Any other relative rights, powers, preferences or limitations of the Preferred Securities of the series not inconsistent with this Agreement or with applicable law.

          In connection with the foregoing and without limiting the generality thereof, the Class A Member is hereby expressly authorized, without the vote or approval of any Member, to take any Action to create under the provisions of this Agreement a series of Preferred Securities that was not previously outstanding. Without the vote or approval of any Member, the Class A Member may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Securities in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The Class A Member shall do all things it deems to be appropriate or necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or permissible in connection with any future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange.

          Any Action or Actions taken by the Class A Member pursuant to the provisions of this paragraph (1) shall be deemed an amendment and supplement to and part of this Agreement.

          2. All Preferred Securities shall rank senior to the Common Securities in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary dissolution, winding up or termination of the Company. All Preferred Securities redeemed, purchased or otherwise acquired by the Company (including Preferred Securities surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued Preferred Securities undesignated as to series.

          3. No holder of Common Securities or of Preferred Securities shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of Common Securities or Preferred Securities of any class whatsoever, or of securities convertible into any Common Securities or Preferred Securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

          4. Except as otherwise provided in this Agreement or by the Class A Member in accordance with paragraph 1 above in respect of any series of the Preferred Securities and as otherwise required by law, all voting rights of the Company shall be vested exclusively in the holders of the Common Securities who shall be entitled to one vote per Common Security.

          5. Any Person acquiring Preferred Securities shall be admitted to the Company as a Class C Member upon compliance with Section 2.1.

          Section 10.2 Series A Preferred Securities.  There is hereby
                       -----------------------------
authorized the issuance of an initial series of Preferred Securities of the Company and there is hereby established the number, voting powers, designation, preferences, participating, optional or other special rights and the qualifications, limitations or restrictions of, and other matters relating to, said Preferred Securities as set forth below in this Section 10.2. This Section
10.2 shall constitute an Action for purposes of Section 10.1.

          1.  Designation.   ________ Million Interests with an aggregate
              -----------
liquidation preference of $___ million ($___,000,000) of the Preferred Securities of the Company, liquidation preference $25 per Preferred Security, are hereby designated as "_____% Cumulative Monthly Income Preferred Securities, Series A" (hereinafter called the "Series A Preferred Securities").

          2.  Ranking.  So long as any Series A Preferred Securities are
              -------
outstanding, the Company will not issue any Interests ranking, as to participation in the profits or assets of the Company, senior to the Series A Preferred Securities other than in accordance with this Agreement. The issuance of any Interest ranking senior to the Series A Preferred Securities shall be deemed to adversely affect the rights of the Series A Preferred Securities under this Agreement.

          3.  Dividends.  (a)  The Class C Members who hold the Series A
              ---------
Preferred Securities shall be entitled to receive, when, as and if declared by the Class A Member out of funds held by the Company and legally available therefor, cumulative cash dividends at the annual rate of __% of the stated liquidation preference of $25 per Preferred Security per annum, calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and for any period shorter than a full monthly dividend period, dividends will be computed on the basis of the actual number of days elapsed in such period, and payable in United States dollars monthly in arrears on the last day of each calendar month of each year, commencing April 30, 1994. Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Series A Preferred Securities shall be cumulative from the date of original issue, and the cumulative portion from such date to April 30, 1994 shall be payable on April 30, 1994. In the event that any date on which dividends are payable on the Series A Preferred Securities is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close. Accrued and unpaid dividends on Series A Preferred Securities shall accrue additional dividends in respect thereof compounded monthly on the last day of each calendar month at the dividend rate per annum on the Series A Preferred Securities.

          (b) Dividends on the Series A Preferred Securities must be declared by the Class A Member in any calendar year or portion thereof to the extent that the Class A Member reasonably anticipates that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has, (x) funds legally available for the payment of such dividends and (y) cash on hand sufficient to permit such payments. Dividends declared on the Series A Preferred Securities will be payable to the Preferred Security Holders as they appear on the books and records of the Company on the relevant record dates, which will be one Business Day prior to the relevant payment dates.

          (c)  The Company shall not:

          (i) pay, or declare and set aside for payment, any dividends on any other Preferred Securities ranking pari passu with the Series A Preferred Securities as regards participation in profits of Enserch Capital ("Capital Dividend Parity Securities"), unless the amount of any dividends declared on any Capital Dividend Parity Securities is paid on the Capital Dividend Parity Securities and the Series A Preferred Securities on a pro rata basis on the date such dividends are paid on such Capital Dividend Parity Securities, so that

               (x) (a) the aggregate amount of dividends paid on the Series A Preferred Securities bears to (b) the aggregate amount of dividends paid on such Capital Dividend Parity Securities the same ratio as

               (y) (a) the aggregate of all accumulated arrears of unpaid dividends in respect of the Series A Preferred Securities bears to (b) the aggregate of all accumulated arrears of unpaid dividends in respect of such Capital Dividend Parity Securities;

          (ii) pay, or declare and set aside for payment, any dividends or other distribution on the Common Securities or any other securities of the Company ranking junior to the Series A Preferred Securities as to dividends (collectively, the "Capital Dividend Junior Securities"); or

          (iii) redeem, purchase or otherwise acquire any Capital Dividend Parity Securities or any Capital Dividend Junior Securities;

until, in each case, such time as all accumulated and unpaid dividends on the Series A Preferred Securities shall have been paid in full for all dividend periods terminating on or prior to, in the case of clause (i) and (ii), such payment and, in the case of clause (iii), the date of such redemption, purchase or acquisition.

          4.  Redemption.  (a) The Series A Preferred Securities are redeemable,
              ----------
at the option of the Company and subject to the prior consent of the Class A Member, in whole or in part from time to time, on or after April 30, 1999, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. If a partial redemption would result in a delisting of the Series A Preferred Securities, the Company may only redeem the Series A Preferred Securities in whole.

          (b) Upon any repayment or prepayment of principal on the Loans to Enserch Preferred of the proceeds from the issuance and sale of the Series A Preferred Securities and the Common Securities, the proceeds from such repayment or prepayment of principal on such Loans shall be applied to redeem the Series A Preferred Securities at the redemption price of $25 per Preferred Security plus accumulated and unpaid dividends (whether or not declared) to the date fixed for redemption (the "Redemption Price"); provided that any such amounts may
                                     --------
be reloaned to ENSERCH Preferred, and not used for redemption, if at the time of each such loan, and as determined in the judgment of the Class A Member, and its financial advisor, (a) ENSERCH and Enserch Preferred are not in bankruptcy, (b) ENSERCH and Enserch Preferred are not in default on any loan pertaining to the Series A Preferred Securities, (c) ENSERCH and Enserch Preferred have made timely payments on the repaid loan for the immediately preceding 60 months, (d) the Company is not in arrears on payments of dividends on the Series A Preferred Securities, (e) ENSERCH and Enserch Preferred are expected to be able to make timely payment of principal and interest on such loan, (f) such loan is being made on terms, and under circumstances, that are consistent with those which a lender would require for a loan to an unrelated party, (g) such loan is being made at a rate equal to or greater than the rate at which dividends accrue on the Series A Preferred Securities, (h) the senior unsecured long-term debt of ENSERCH is rated BBB or better by Standard & Poor's Corporation or Baa3 or better by Moody's Investors Service, Inc. or the equivalent by any other nationally recognized statistical rating organization, (i) such loan is being made for a term that is consistent with market circumstances and ENSERCH's financial condition, (j) the final maturity of such loan is not later than the 49th anniversary of the issuance of the Series A Preferred Securities, and (k) such loan to Enserch Preferred is unconditionally and fully guaranteed by ENSERCH on substantially the same basis as the Loan Guarantee Agreement and supported by a loan by Enserch Preferred to ENSERCH on substantially the same basis as the loans under the ENSERCH Loan Agreement.

          (c) If at any time after the issuance of the Series A Preferred Securities, the Company is or would be required to pay Additional Amounts (as hereinafter defined) or ENSERCH is or would be required to withhold or deduct certain amounts in respect to the Series A Preferred Securities pursuant to the Guarantee, then, subject to the prior consent of ENSERCH, the Company may, at its option, redeem the Series A Preferred Securities in whole or, if such requirement relates only to certain of the Series A Preferred Securities, the Series A Preferred Securities subject to such requirement, in each case at the Redemption Price; provided that, in the case of such a redemption of Series A Preferred Securities in part, the Company will (i) cause the LLC Certificates representing all of the Series A Preferred Securities to be withdrawn from The Depository Trust Company or its successor securities depository, (ii) issue LLC Certificates in definitive form representing the remaining Series A Preferred Securities and (iii) redeem the Series A Preferred Securities subject to such requirement to withhold or deduct Additional Amounts.

          (d) If a Special Event shall occur and be continuing, ENSERCH and/or the Company shall (i) redeem the Series A Preferred Securities in whole (and not in part), upon not less than 30 or more than 60 days' notice at the Redemption Price within 90 days following the occurrence of such Special Event, or (ii) dissolve the Company and cause to be distributed to holders of Series A Preferred Securities in liquidation of such holders' interests in the Company, within 90 days following the occurrence of such Special Event, Subordinated Debentures, provided that, ENSERCH and/or the Company shall have received an opinion of nationally recognized independent counsel to the Company experienced in such matters to the effect that the holders of the Series A Preferred Securities will not recognize any gain or loss on the exchange of their Series A Preferred Securities for Subordinated Debentures, or (iii) if the

Special Event is solely a Special Loan Tax Event as defined in clause (ii) of the definition of Tax Event, cause the Series A Preferred Securities to remain outstanding.

          5.  Redemption Procedure.  (a)  Notice of any redemption (a "Notice of
              --------------------
Redemption") of the Series A Preferred Securities will be given by the Company by mail to each record holder to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph 5 (a), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first-class mail, postage prepaid, to Preferred Security Holders who hold Series A Preferred Securities. Each Notice of Redemption shall be addressed to the Preferred Security Holders who hold Series A Preferred Securities at the address of the holder appearing in the books and records of the Company. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

          (b) In the event that fewer than all the outstanding Series A Preferred Securities are to be redeemed, the Series A Preferred Securities to be redeemed (i) in the case of a redemption pursuant to paragraph 4(a), will be selected in accordance with paragraph 5(d) hereof and (ii) in the case of a redemption pursuant to paragraph 4(c), will be such Series A Preferred Securities as were subject to additional amounts being paid, or amounts being withheld or deducted, in respect thereof. The Company may not redeem fewer than all the outstanding Series A Preferred Securities unless all accumulated and unpaid dividends have been paid on all Series A Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.

          (c) If the Company gives a Notice of Redemption in respect of Series A Preferred Securities, then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably deposit with The Depository Trust Company funds sufficient to pay the applicable Redemption Price and will give The Depository Trust Company irrevocable instructions and authority to pay the Redemption Price to the holders thereof. If Notice of Redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the Preferred Security Holders who hold such Series A Preferred Securities so called for redemption will cease, except the right of the holders of such securities to receive the Redemption Price, but without interest. In the event that any date fixed for redemption of Series A Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Preferred Securities is improperly withheld or refused and not paid either by the Company or by ENSERCH pursuant to the Guarantee, dividends on such Series A Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

          (d) Redemption notices shall be sent to Cede & Co. If less than all of the Series A Preferred Securities are being redeemed, interests to be redeemed shall be determined in accordance with The Depository Trust Company's practice which at the date hereof is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

          6.  Liquidation Distribution.  In the event of any voluntary or
              ------------------------
involuntary dissolution, winding up or termination of the Company, Preferred Security Holders who hold the Series A Preferred Securities at the time outstanding will be entitled to receive out of the assets of the Company available for distribution to Members after satisfaction of liabilities of creditors as required by the Delaware Act, before any distribution of assets is made to the Class A or Class B Members or any other class of securities of the Company ranking junior to the Preferred Securities as with respect to the participation in the assets of the Company, but together with the holders of every other series of Preferred Securities outstanding, if any, ranking pari passu with the Series A Preferred Securities as regards participation in the assets of Enserch Capital ("Capital Liquidation Parity Securities"), an amount equal to, in the case of holders of Series A Preferred Securities, the aggregate of the stated liquidation preference of $25 per Preferred Security and all accumulated and unpaid dividends (whether or not declared) to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, the Liquidation Distribution can be paid only in part because Enserch Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on the Capital Liquidation Parity Securities, then the amounts payable directly by Enserch Capital on the Series A Preferred Securities and on such Capital Liquidation Parity Securities shall be paid on a pro rata basis, so that

          (i) (x) the aggregate amount paid in respect of the Liquidation Distribution bears to (y) the aggregate amount paid as liquidation distributions on the Capital Liquidation Parity Securities the same ratio as

          (ii) (x) the aggregate Liquidation Distribution bears to (y) the aggregate maximum liquidation distributions on the Capital Liquidation Parity Securities.


          7.  Voting Rights.  If (i) the Company fails to pay dividends in full
              -------------
on the Series A Preferred Securities for 18 monthly dividend periods; (ii) an event of default under the Loans occurs and is continuing; or (iii) ENSERCH is in default on any of its payment or other obligations under the Guarantee Agreement or the Loan Guarantee Agreement, then the Class C Members, together with the holders of any other series of Preferred Securities having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled to appoint and authorize a trustee to enforce the Company's creditor rights under the Loans against ENSERCH and Enserch Preferred, enforce the obligations undertaken by ENSERCH under the Guarantee Agreement and the Loan Guarantee Agreement and declare and pay dividends on the Series A Preferred Securities, ENSERCH and Enserch Preferred agreeing to execute and deliver such documents as may be necessary, appropriate or convenient for the trustee to enforce such rights and obligations.

          In furtherance of the foregoing, and without limiting the powers of any trustee so appointed and for the avoidance of any doubt concerning the powers of the trustee, any trustee, in its own name and as trustee of an express trust, may institute a proceeding, including, without limitation, any suit in equity, an action at law or other judicial or administrative proceeding, to enforce the Company's creditor rights directly against ENSERCH, Enserch Preferred or any other obligor in connection with such obligations to the same extent as the Company and on behalf of the Company, and may prosecute such proceeding to judgment or final decree, and enforce the same against ENSERCH, Enserch Preferred, or any other obligor in connection with such obligations and collect, out of the property, wherever situated, of ENSERCH, Enserch Preferred or any such other obligor upon such obligations, the monies adjudged or decreed to be payable in the manner provided by law.

          For purposes of determining whether the Company has failed to pay dividends in full for 18 monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 30 days after such right to appoint a trustee arises, the Class A Member will convene a general meeting for the above purpose. If the Class A Member fails to convene such meeting within such 30-day period, the Class C Members who hold 10% in liquidation preference of the outstanding Series A Preferred Securities will be entitled to convene such meeting. The provisions of Section 7.2 relating to the convening and conduct of meetings of Members will apply with respect to any such meeting. Any trustee so appointed shall vacate office immediately if the Company (or ENSERCH pursuant to the Guarantee) shall have paid in full all accumulated and unpaid dividends on the Series A Preferred Securities or such default or breach by ENSERCH, as the case may be, shall have been cured.

          If any proposed amendment of this Agreement provides for, or the Class A Member otherwise proposes to effect (pursuant to an Action or otherwise), (x) any action which would adversely affect the powers, preferences or special rights of the Series A Preferred Securities, whether by way of amendment of this Agreement or otherwise (including, without limitation, the authorization or issuance of any Interests ranking, as to participation in the profits or assets of the Company, senior to the Series A Preferred Securities), or (y) the dissolution, winding up or termination of the Company, then Class C Members who hold the outstanding Series A Preferred Securities will be entitled to vote on such amendment or action of the Class A Member (but not on any other amendment or action) and, in the case of an amendment described in clause (x) above which would equally adversely affect the powers, preferences or special rights of any Capital Dividend Parity Securities or any Capital Liquidation Parity Securities, such Capital Dividend Parity Securities or such Capital Liquidation Parity Securities, as the case may be, or, in the case of any amendment described in clause (y) above, all Capital Liquidation Parity Securities, will be entitled to vote together as a class on such amendment or action of the Class A Member (but not on any other amendment or action), and such amendment or action shall not be effective except with the approval of Class C Members holding 66 2/3% in liquidation preference of such outstanding Preferred Securities; provided, however, that no such approval shall be required if the dissolution, winding up or termination of the Company is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution or winding up of ENSERCH or Enserch Preferred.

          The rights attached to the Series A Preferred Securities will be deemed not to be adversely affected by the creation or issue of, and no vote will be required for the creation of, any further Interests ranking junior to, or pari passu with, the Series A Preferred Securities with regard to
   ---- -----
participation in the profits or assets of the Company.

          Any required approval of Class C Members holding Series A Preferred Securities may be given at a separate meeting of such holders convened for such purpose, at a meeting of Preferred Security Holders or pursuant to written consent. The Company will cause a notice of any meeting at which Class C Members holding Series A Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each Class C Member holding Series A Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such holders are entitled to vote or upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

          No vote or consent of the Class C Members holding Series A Preferred Securities will be required for the Company to redeem and cancel Series A Preferred Securities in accordance with this Agreement.

          Notwithstanding that Class C Members holding Series A Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Series A Preferred Securities and any other series of Preferred Securities that are entitled to vote or consent with such Series A Preferred Securities as a single class at such time, that are owned by ENSERCH or any entity owned more than 50% by ENSERCH, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

          8.  Additional Amounts.    All payments in respect of the Series A
              ------------------
Preferred Securities by the Company will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the United States of America, any state thereof or any other jurisdiction through which or from which such payment is made, or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Company will pay as a dividend such additional amounts as may be necessary in order that the net amounts received by the Class C Members who hold the Series A Preferred Securities after such withholding or deduction will equal the amount which would have been receivable in respect of such Series A Preferred Securities in the absence of such withholding or deduction ("Additional Amounts"), except that no such Additional Amounts will be payable to a Class C Member who holds Series A Preferred Securities (or a third party on his behalf) with respect to Series A Preferred Securities:

          (a) if such holder is liable for such taxes, duties, assessments or governmental charges in respect of such Series A Preferred Securities by reason of such holder's having some connection with the United States, any state thereof or any other jurisdiction through which or from which such payment is made, other than being a holder of such Series A Preferred Securities, or

          (b) if the Company has notified such holder of the obligation to withhold taxes and requested but not received from such holder a declaration of non-residence, a valid taxpayer identification number or other claim for exemption, and such withholding or deduction would not have been required had such declaration, taxpayer identification number or claim been received.


          9.  Mergers. The Class A Member is authorized and directed to conduct
              -------
its affairs and to operate the Company in such a way that the Company would not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 (the "1940 Act") or taxed as a corporation for federal income tax purposes and so that the Loans will be treated as indebtedness of ENSERCH and Enserch Preferred, respectively, for federal income tax purposes. In this connection, the Class A Member is authorized to take any action not inconsistent with applicable law, the Certificate or this Agreement and that does not adversely affect the interests of holders of Series A Preferred Securities that the Class A Member determines in its discretion to be necessary or desirable for such purposes.


          The Company shall not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease it properties and assets substantially as an entirety to any corporation or other body, except as described below. The Company may, for purposes of changing its state of domicile or avoiding federal income tax or 1940 Act consequences adverse to ENSERCH or Enserch Capital or holders of Series A Preferred Securities, without the consent of the holders of the Series A Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by a limited liability company, limited partnership or trust organized as such under the laws of any state of the United States of America, provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Company under the Series A Preferred Securities or (y) substitutes for the Series A Preferred Securities other securities having substantially the same terms as the Series A Preferred Securities (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Series A Preferred Securities rank, with respect to participation in the profits or assets of the Company, (ii) ENSERCH and Enserch Preferred expressly acknowledge such successor entity as the holder of the Loans to it relating to the Series A Preferred Securities, (iii) such merger, consolidation, amalgamation or replacement does not cause the Series A Preferred Securities to be delisted by any national securities exchange or other organization on which the Series A Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Series A Preferred Securities to be downgraded by any "nationally recognized statistical rating organization," as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and special rights of holders of Series A Preferred

Securities in any material respect, (vi) prior to such merger or consolidation ENSERCH has received an opinion of nationally recognized independent counsel to the Company experienced in such matters to the effect that (w) holders of outstanding Series A Preferred Securities will not recognize any gain or loss for Federal income tax purposes as a result of the merger, consolidation, amalgamation or replacement, (x) such successor entity will be treated as a partnership for Federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, ENSERCH and such successor entity will be in compliance with the 1940 Act without registering thereunder as an investment company, and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of holders of Series A Preferred Securities.

                                   ARTICLE XI

                               BOOKS AND RECORDS

          Section 11.1 Books, Records and Financial Statements.
                       ---------------------------------------

               (i) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member's interest in the Company. The books of account and the records of the Company shall be examined by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants selected by the Class A Member.

               (ii) Notwithstanding any other provision of this Agreement, the Class A Member may, to the maximum extent permitted by applicable law, keep confidential from the Members any information the disclosure of which the Class A Member reasonably believes is not in the best interests of the Company or is adverse to the interests of the Company or which the Company or the Class A Member is required by law or by an agreement with any Person to keep confidential.

               (iii) The Class A Member shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company and within three (3) months after the close of each Fiscal Year the Class A Member shall transmit to each Member, a statement indicating such Member's share of each item of

          Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes.

          Section 11.2 Accounting Method. For both financial and tax reporting
                       -----------------
purposes and for purposes of determining profits and losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

          Section 11.3 Annual Audit. As soon as practical after the end of each
                       ------------
Fiscal Year, but not later than ninety (90) days after such end, the financial statements of the Company shall be audited by the independent certified public accountants referred to in Section 11.1(i) hereof, and such financial statements shall be accompanied by a report of such accountants containing their opinion. The cost of such audits will be an expense of the Company.

                                  ARTICLE XII

                                  TAX MATTERS

          Section 12.1 Tax Matters Partner
                       -------------------

               (i) ENSERCH, as the Class A Member, is hereby designated as "Tax Matters Partner" of the Company for purposes of (S)6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

               (ii)  The Tax Matters Partner shall always be the Class A Member.

          Section 12.2 No Right to Make Section 754 Election. The Class A Member
                       -------------------------------------
shall not make an election in accordance with (S) 754 of the Code.

          Section 12.3 Taxation as Partnership.  The Company shall be treated as
                       -----------------------
a partnership for U.S. federal income tax purposes.

                                  ARTICLE XIII

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

          Section 13.1 Liability of Class A Member to Third Party Creditors.
                       ----------------------------------------------------
The Class A Member, by acquiring its Interest and being admitted to the Company as a Class A Member, is liable to creditors of the Company (other than the other Members in their capacities as Members) (hereinafter referred to each as a "Third Party Creditor", and collectively as the "Third Party Creditors") to the same extent that a general partner of a limited partnership formed under the LP Act is liable under Section 17-403(b) of the LP Act to creditors of the limited partnership (other than the other partners in their capacities as partners), as if the Company was a limited partnership formed under the LP Act and the Class A Member was a general partner of the limited partnership. In furtherance but not in limitation of the generality of the foregoing, the Class A Member, (a) is liable for any and all debts, obligations and other liabilities of the Company, whether arising under contract or by tort, statute, operation of law or otherwise, enforceable directly and absolutely against the Class A Member by each Third Party Creditor, and (b) is deemed to and does assume, as a surety and not as a guarantor, each debt, obligation or other liability of the Company to all Third Party Creditors.

          Section 13.2 Liability.
                       ---------

               (i) Except as otherwise provided in Section 13.1 or by the Delaware Act, (a) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and (b) no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

               (ii) Except as otherwise expressly provided in Section 13.1 or required by law, a Member, in its capacity as such, shall have no liability in excess of (a) the amount of its capital contributions,
          (b) its share of any assets and undistributed profits of the Company, and (c) the amount of any distributions wrongfully distributed to it.

          Section 13.3 Exculpation.
                       -----------

               (i) No Indemnified Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's bad faith, recklessness or willful misconduct.

               (ii) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

          Section 13.4 Fiduciary Duty.
                       --------------

               (i) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Person.

               (ii) Unless otherwise expressly provided herein, (a) whenever a conflict of interest exists or arises between Covered Persons, or (b) whenever this Agreement or any other agreement contemplated herein or therein provides that an Indemnified Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Indemnified Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Indemnified Person, the resolution, action or term so made, taken or provided by the Indemnified Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Indemnified Person at law or in equity or otherwise.

               (iii) Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in its "discretion" or under a grant of similar authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its "good faith" or under another express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

          Section 13.5 Indemnification. To the fullest extent permitted by
                       ---------------
applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such acts or omissions;

provided, however, that any indemnity under this Section 13.5 shall be provided
- --------  -------
out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

          Section 13.6 Expenses.  To the fullest extent permitted by applicable
                       --------
law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in Section 13.5 hereof.

          Section 13.7 Outside Businesses. Any Member or Affiliate thereof may
                       ------------------
engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

                                  ARTICLE XIV

                                   TRANSFERS


          Section 14.1 Transfer of Interests.  (a)  Preferred Securities shall
                       ---------------------
be freely transferable by a Preferred Security Holder.

          (b) Common Securities shall not be transferred in whole or in part under any circumstances except to a permitted successor of ENSERCH under the ENSERCH Loan Agreement or a permitted successor of Enserch Preferred under the Loan Agreement.

          (c) No Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Agreement. Any transfer or purported transfer of any Interest not made in accordance with this Agreement shall be null and void.

          Section 14.2 Transfer of LLC Certificates.  The Class A Member shall
                       ----------------------------
provide for the registration of LLC Certificates and of transfers of LLC Certificates. Upon surrender for registration of transfer of any LLC Certificate, the Class A Member shall cause one or more new LLC Certificates to be issued in the name of the designated transferee or transferees. Every LLC Certificate surrendered for registration of transfer shall be accompanied by a written instrument of transfer in form satisfactory to the Class A Member duly executed by the

Preferred Security Holder or his or her attorney duly authorized in writing. Each LLC Certificate surrendered for registration of transfer shall be cancelled by the Class A Member. A transferee of an LLC Certificate shall be admitted to the Company as a Class C Member and shall be entitled to the rights and subject to the obligations of a Preferred Security Holder hereunder upon the receipt by a transferee of an LLC Certificate.

          Section 14.3 Persons Deemed Preferred Security Holders.  The Company
                       -----------------------------------------
may treat the Person in whose name any LLC Certificate shall be registered on the books and records of the Company as the Preferred Security Holder and the sole holder of such LLC Certificate for purposes of receiving dividends and for all other purposes whatsoever and, accordingly shall not be bound to recognize any equitable or other claim to or interest in such LLC Certificate on the part of any other Person, whether or not the Company shall have actual or other notice thereof.

          Section 14.4 Book Entry Interests.  The LLC Certificates, on original
                       --------------------
issuance, will be issued in the form of a global LLC Certificate or LLC Certificates representing the Book Entry Interests, to be delivered to The Depository Trust Company, the initial Clearing Agency, by, or on behalf of, the Company. Such LLC Certificate or LLC Certificates shall initially be registered on the books and records of the Company in the name of Cede & Co., the nominee of the initial Clearing Agency, and no Preferred Security Owner will receive a definitive LLC Certificate representing such Preferred Security Owner's interests in such LLC Certificate, except as provided in Section 14.6. Unless and until definitive, fully registered LLC Certificates (the "Definitive LLC Certificates") have been issued to the Preferred Security Owners pursuant to
Section 14.6:

          (i)  The provisions of this Section shall be in full force and effect;

          (ii) The Company and the Class A Member shall be entitled to deal with the Clearing Agency for all purposes of this Agreement (including the payment of dividends on the LLC Certificates and receiving approvals, votes or consents hereunder) as the Preferred Security Holder and the sole holder of the LLC Certificates and shall have no obligation to the Preferred Security Owners;

          (iii) To the extent that the provisions of this Section conflict with any other provisions of this Agreement, the provisions of this Section shall control; and

          (iv) The rights of the Preferred Security Owners shall be exercised only through the Clearing Agency and shall be limited to those established by law and agreements between such Preferred Security Owners and the Clearing Agency and/or the Clearing Agency Participants. Unless and until the Definitive LLC Certificates are issued pursuant to Section 14.6, the initial Clearing Agency will make book entry transfers among the Clearing Agency Participants and receive and transmit payments of dividends on the LLC Certificates to such Clearing Agency Participants.

          Section 14.5 Notices to Clearing Agency.  Whenever a notice or other
                       --------------------------
communication to the Preferred Security Holders is required under this Agreement, unless and until Definitive LLC Certificates shall have been issued to the Preferred Security Holders pursuant to Section 14.6, the Class A Member shall give all such notices and communications specified herein to be given to the Preferred Security Holders to the Clearing Agency, and shall have no obligations to the Preferred Security Owners.

          Section 14.6 Definitive LLC Certificates.  If (i) the Clearing Agency
                       ---------------------------
elects to discontinue its services as securities depository and gives reasonable notice to the Company, or (ii) the Company elects to terminate the book entry system through the Clearing Agency, then Definitive LLC Certificates shall be prepared by the Company. Upon surrender of the global LLC Certificate or LLC Certificates representing the Book Entry Interests by the Clearing Agency, accompanied by registration instructions, the Class A Member shall cause Definitive LLC Certificates to be delivered to Preferred Security Owners in accordance with the instructions of the Clearing Agency. Neither the Class A Member nor the Company shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Any Person receiving a Definitive LLC Certificate in accordance with this Article XIV shall be admitted to the Company as a Class C Member upon receipt of such Definitive LLC Certificate. The Definitive LLC Certificates shall be printed, lithographed or engraved or may be produced in any other manner as is reasonably acceptable to the Class A Member, as evidenced by its execution thereof.

          Additionally, in the event that the Company exercises its option to redeem only a portion of the Series A Preferred Securities because it is or would be required to withhold or deduct Additional Amounts in regard to such Series A Preferred Securities to be redeemed, the Company may cause the global LLC Certificates representing all of the Series A Preferred Securities to be withdrawn from the Clearing Agency and issue LLC Certificates representing the remaining Series A Preferred Securities. Thereafter, the Series A Preferred Securities subject to such requirement to withhold or deduct Additional Amounts will be redeemed.

                                   ARTICLE XV

                    DISSOLUTION, LIQUIDATION AND TERMINATION

          Section 15.1 No Dissolution.  The Company shall not be dissolved by
                       --------------
the admission of Members in accordance with the terms of this Agreement. Except as provided in Section 15.2(ii), the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least two Members. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

          Section 15.2 Events Causing Dissolution. The Company shall be
                       --------------------------
dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

               (i)  The expiration of the term of the Company, as provided in
          Section 2.3 hereof;

               (ii) Upon the retirement, resignation, expulsion, bankruptcy or dissolution of the Class A Member, or the occurrence of any other event under the Delaware Act that terminates the continued membership of the Class A Member in the Company except for a transfer to a permitted successor of the Class A Member pursuant to Section 14.1;

               (iii)  the entry of a decree of judicial dissolution under
          Section 18-802 of the Delaware Act; or

               (iv)  the written consent of all Members.

          Section 15.3 Notice of Dissolution. Upon the dissolution of the
                       ---------------------
Company, the Class A Member, as liquidating trustee, shall promptly notify the Members of such dissolution.

          Section 15.4 Liquidation.  Upon dissolution of the Company, the Class
                       -----------
A Member, as liquidating trustee, shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed
                   --------  -------
for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Preferred Security Holders shall continue to share profits and losses during liquidation in the same proportions, as specified in Article VIII hereof, as before liquidation. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

               (i) to creditors of the Company, including Preferred Security Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions (including dividends) to Members;

               (ii) to the Preferred Security Holders of each series then outstanding in the amount of their respective Liquidation Distributions; and

               (iii) to distribute to the Class A Member and the Class B Member the remaining proceeds of liquidation in proportion to their capital contributions, after giving effect to all contributions, distributions and allocations for all periods.

          Section 15.5 Termination. The Company shall terminate when all of the
                       -----------
assets of the Company shall have been distributed in the manner provided for in this Article XV, and the Certificate shall have been canceled in the manner required by the Delaware Act.


                                  ARTICLE XVI

                                 MISCELLANEOUS

          Section 16.1 Notices.  All notices provided for in this Agreement
                       -------
shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

               (i) if given to the Company, in care of the Class A Member at the Company's mailing address set forth below;

                         ENSERCH Corporation
                         ENSERCH Center
                         300 South St. Paul Street
                         Dallas, Texas 75201
                         Attention: Treasurer


               (ii) if given to the Class A Member, at its mailing address set forth below;

                         ENSERCH Corporation
                         ENSERCH Center
                         300 South St. Paul Street
                         Dallas, Texas 75201
                         Attention: Treasurer



               (iii) if given to any other Member at the address set forth on the books and records of the Company.

          All such notices shall be deemed to have been given when received.

          Section 16.2 Failure to Pursue Remedies. The failure of any party to
                       --------------------------
seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

          Section 16.3 Cumulative Remedies. The rights and remedies provided by
                       -------------------
this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          Section 16.4 Binding Effect. This Agreement shall be binding upon and
                       --------------
inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

          Section 16.5 Interpretation. Throughout this Agreement, nouns,
                       --------------
pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles," "Sections" and "paragraphs" shall refer to corresponding provisions of this Agreement.

          Section 16.6 Severability.  The invalidity or unenforceability of any
                       ------------
particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          Section 16.7 Counterparts. This Agreement may be executed in any
                       ------------
number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

          Section 16.8 Integration. This Agreement constitutes the entire
                       -----------
agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

          Section 16.9 Governing Law.  This Agreement and the rights of the
                       -------------
parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                        CLASS A MEMBER:



                                        ENSERCH CORPORATION



                                        By: _______________________________
                                        Name:
                                        Title:



                                        CLASS B MEMBER:



                                        ENSERCH PREFERRED CAPITAL, INC.



                                        By: _______________________________
                                        Name:
                                        Title:

                                                                    Exhibit A

  Certificate Number                          Number of Preferred Securities

         R-1

                                                       CUSIP NO.

                  Certificate Evidencing Preferred Securities

                                       of

                             ENSERCH CAPITAL L.L.C.

          __% Cumulative Monthly Income Preferred Securities, Series A
              (liquidation preference $25 per Preferred Security)

  Enserch Capital L.L.C., a limited liability company formed under the laws of the State of Delaware (the "Company"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of _________ (_________) preferred securities of the Company representing preferred limited liability company interests in the Company of a series designated the __% Cumulative Monthly Income Preferred Securities, Series A (liquidation preference $25 per Preferred Security) (the "Series A Preferred Securities"). The Series A Preferred Securities are fully paid and nonassessable limited liability company interests in the Company, as to which the members of the Company who hold the Series A Preferred Securities (the "Preferred Security Holders"), in their capacities as members of the Company, will have no liability solely by reason of being Preferred Security Holders in excess of their share of the Company's assets and undistributed profits (subject to the obligation of a Preferred Security Holder to repay any funds wrongfully distributed to it) and are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The powers, preferences and special rights and limitations of the Series A Preferred Securities are set forth in, and this Certificate and the Series A Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Liability Company Agreement of the Company dated as of April __, 1994, as the same may, from time to time, be amended (the "Limited Liability Company Agreement") authorizing the issuance of the Series A Preferred Securities and determining the powers, preferences, and other special rights and limitations, regarding dividends, voting, return of capital and otherwise, and other matters relating to the Series A Preferred Securities. Capitalized terms used herein but not defined shall have the meaning given them in the Limited Liability Company Agreement. The Holder is entitled to the benefits of the Preferred Securities Payment and Guarantee Agreement of ENSERCH Corporation ("ENSERCH"), dated as of April __, 1994 (the "Preferred Securities Guarantee") and the Loan Payment and Guarantee Agreement of ENSERCH, dated as of April __, 1994 (the "Loan Guarantee", and together with the Preferred Securities Guarantee, the "Guarantees") and is entitled to enforce the rights of the Company under the Capital Loan Agreement dated as of April __, 1994 (the "Capital Loan Agreement") between the Company and Enserch Preferred Capital, Inc. ("Enserch Preferred") and the Preferred Loan Agreement dated as of April __, 1994 (the "Preferred Loan Agreement", and together with the Capital Loan Agreement, the "Loan Agreements"), between Enserch Preferred and ENSERCH, in each case to the extent provided therein and in the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement, the Guarantees and the Loan Agreements to the Holder without charge upon written request to the Company at its principal place of business or registered office.

  The Holder, by accepting this Certificate, is deemed to have agreed that (i) the Loans under the Preferred Loan Agreement and the Loan Guarantee are subordinate and junior in right of payment to all Senior Indebtedness of ENSERCH as and to the extent provided in the Preferred Loan Agreement and the Loan Guarantee, respectively, (ii) the Loans under the Capital Loan Agreement are subordinate and junior in right of payment to all Senior Indebtedness of Enserch Preferred as and to the extent provided in the Capital Loan Agreement, and (iii) the Preferred Securities Guarantee is subordinate and junior in right of payment to all liabilities of ENSERCH as and to the extent provided in the Preferred Securities Guarantee. Upon receipt of this Certificate, the Holder is admitted to the Company as a Class C Member, is bound by the Limited Liability Company Agreement and is entitled to the benefits thereunder.

  IN WITNESS WHEREOF, the Company has executed this certificate this ___ day of ________, 199_.

                                        ENSERCH CAPITAL L.L.C.

                                        By: ENSERCH Corporation, its Class A
                                             Member

                                        By: ___________________________________
                                                 Vice President, Finance
                                                      and Treasurer

                                       35